Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-112557, 333-71912, 333-59306, 333-55968, 333-45980, 333-45042, 333-37884, 333-96163 and 333-88159) and in the Registration Statements on Form S-3 (Nos. 333-12507, 333-106856, 333-113312 and 333-115389) of Red Hat, Inc. of our report dated January 11, 2005, with respect to the Combined Statement of Net Assets Sold of Netscape Security Solutions, a business unit of Netscape Communications Corporation, as of December 31, 2003 and the related Combined Statement of Revenues and Direct Expenses for the year ended December 31, 2003, included in this Current Report on Form 8-K/A of Red Hat, Inc.

/s/ ERNST & YOUNG LLP

McLean, Virginia

February 17, 2005